Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Second Quarter and Six Months Fiscal Year 2015 Financial Results

- Second Quarter Revenue Increased 14% Versus Last Year –

- Second Quarter Operating Income Increased 28% and EBITDA Increased 24% Versus Last Year –

- Begins Renting New Farm Worker Housing Units In May 2015-

Santa Paula, CA., June 9, 2015 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the second quarter and six months ended April 30, 2015.

Fiscal Year 2015 Second Quarter Results

For the second quarter of fiscal year 2015, revenue was $28.3 million, compared to revenue of $24.8 million in the second quarter of the previous fiscal year. Agribusiness revenue was $26.9 million, compared to $23.6 million in the second quarter last year, reflecting higher lemon, avocado, and specialty citrus and other crop revenue partially offset by lower orange revenue. Rental operations revenue was $1.3 million in the second quarter of fiscal year 2015, compared to $1.2 million in the second quarter of last year. Real estate development revenue was $18,000, compared to $31,000 in the second quarter last year.

Agribusiness revenue for the second quarter of fiscal year 2015 includes $18.8 million in lemon sales, compared to $18.1 million of lemon sales during the same period of fiscal year 2014, primarily reflecting higher lemon by-product and other lemon sales. Avocado revenue for the second quarter of fiscal year 2015 was $4.1 million, compared to $1.2 million in the same period last year, primarily reflecting increased volume and higher prices. In addition, second quarter of fiscal year 2015 avocado sales benefitted from the Company’s decision to accelerate its harvest plan due to early maturing of the California crop and the expected arrival of Peruvian avocados in the US market in June 2015. The Company recognized $2.6 million of orange revenue in the second quarter of fiscal year 2015, on lower prices partially offset by higher sales volume, compared to $3.4 million of orange revenue in the same period of fiscal year 2014. Specialty citrus and other crop revenues were $1.4 million in the second quarter of fiscal year 2015, on increased sales volume partially offset by lower prices, compared to $0.9 million in the second quarter of fiscal year 2014. The higher prices in the second quarter of fiscal year 2014 were primarily due to decreased market supply resulting from a period of freezing temperatures in California’s San Joaquin Valley during December 2013.

Costs and expenses for the second quarter of fiscal year 2015 were $24.1 million, compared to $21.6 million in the second quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects additional agribusiness costs mainly associated with higher harvest costs due to increased volume of avocados, oranges, and specialty citrus harvested, as well as higher packing and growing costs.

Operating income for the second quarter of fiscal year 2015 was $4.1 million, compared to $3.2 million in the second quarter of the previous fiscal year. Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2015 was $2.4 million, compared to $2.0 million in the second quarter of fiscal year 2014. Earnings per diluted share for the second quarter of fiscal year 2015 were $0.17 on approximately 14.1 million weighted average diluted common shares outstanding, compared to earnings per diluted share of $0.15 on approximately 14.1 million weighted average diluted common shares outstanding in the same period of the prior year.

EBITDA was $5.0 million in the second quarter of fiscal year 2015, compared to $4.1 million in the same period of fiscal year 2014. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

Fiscal Year 2015 First Six Months Results

For the six months ended April 30, 2015, revenue was $56.3 million, compared to $50.7 million in the same period last year. Operating income for the first six months of fiscal year 2015 was $1.6 million, compared to $1.0 million in the same period last year. Net income applicable to common stock, after preferred dividends, was $0.8 million for the first six months of fiscal years 2015 and 2014. Earnings per diluted share for the first six months of fiscal year 2015 was $0.06 on approximately 14.1 million weighted average diluted common shares outstanding, compared to earnings per diluted share of $0.05 on approximately 14.0 million weighted average diluted common shares outstanding.

EBITDA for the first six months of fiscal year 2015 was $3.8 million, compared to EBITDA of $2.9 million in the same period last year.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased to report solid top line revenue growth of 14% in the second quarter, which reflects increased sales for lemons, avocados, and specialty crops. We also successfully leveraged our operating costs across higher sales volume, enabling us to increase our operating income by 28% and EBITDA by 24% in the second quarter.”

Mr. Edwards added, “We remain focused on growing our agribusiness. In the second quarter, we increased our total lemon tree acreage in California by expanding our agricultural lease agreement with Cadiz. We are on-track to complete the expansion of our Santa Paula packing house this year, which is expected to increase efficiency, enhance operating margins, and double our total annual capacity. We currently have approximately 1,000 acres of non-bearing lemon orchards in development that are expected to become productive over the next few years, which will utilize some of the new capacity.”

Mr. Edwards concluded, “Regarding our real estate development business, we have the requisite approvals to break ground on the Santa Paula Gateway project. We are in discussions with potential development partners and are focused on entering into an agreement that will maximize the success and profitability of the project and is in-line with our commitment to the Santa Paula community. We anticipate announcing a deal in the coming months. As the project progresses, we believe we are well positioned to benefit from expected additional cash flow.”

Balance Sheet and Liquidity

During the first six months of fiscal year 2015, net cash used in operating activities was $1.5 million, compared to net cash provided by operating activities of $2.7 million in the same period of the prior year. Net cash used in investing activities was $16.4 million in the first six months of fiscal year 2015, compared to $9.4 million in the same period of the prior year, primarily related to the Company’s investments in the expansion of its lemon packing facilities and additional farm worker housing units, as well as investments in real estate development projects. Net cash provided by financing activities was approximately $17.9 million for the second quarter of fiscal year 2015, compared to $6.7 million in the same period of the prior year. Long-term debt as of April 30, 2015 was $87.5 million, compared to $67.8 million at the end of fiscal year 2014.

Real Estate Development

During the first six months of fiscal year 2015, the Company executed its on-going real estate development strategy by capitalizing real estate development costs of $2.8 million. In the first six months of fiscal year 2014, the Company capitalized real estate development costs of $2.3 million.

On February 17, 2015, the City of Santa Paula unanimously approved Limoneira’s updated East Area 1 Master Tentative Tract Map, Supplemental Environmental Report, and updated Development Agreement. Following the vote, the property is now fully entitled and Limoneira has the requisite approvals to break ground on the Santa Paula Gateway project. Rock remediation activities at the property are currently underway. Following the execution of a development transaction in the coming months; final tract mapping, development phasing, permitting and other planning steps will occur with land development expected to begin in 2016.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the second quarter of fiscal year 2015, lemon sales were comprised of approximately 76% to U.S. and Canada-based customers, 20% to domestic exporters, and 4% to international customers.

Alex Teague, Senior Vice President stated, “Limoneira is well positioned to deliver long-term agribusiness growth. We continue to evaluate strategic acquisition opportunities to expand our agribusiness portfolio and we are focused on innovation to help drive organic growth. Recently, we introduced Lemon Misfits™, which is a tongue-in-cheek reference to lemons that have a little scarring from wind in the orchards but are still are packed with juice and perfect to increase our grocery retail partners’ sales with a customer-friendly price point.”

On February 3, 2015, Limoneira and Cadiz Inc. (NASDAQ: CDZI) ("Cadiz") announced that they expanded their existing agricultural lease agreement to include an additional 200 acres. Limoneira acquired a total of 200 acres of lemon trees and associated irrigation lines from Cadiz and one of its leasing tenants for approximately $1.2 million. Under the amended lease agreement with Cadiz, Limoneira now has the right to plant up to 1,480 acres of lemons over the next three years at the Cadiz Ranch operations in the Cadiz Valley. Including the 200 acres of lemons purchased in February, we currently have 360 acres of lemon trees growing on the property leased from CADIZ.

In April 2015, the Company entered into an agreement to sell its Wilson Ranch, which is comprised of 52 acres of land with 33 acres of avocado orchards located near the City of Fillmore, in Ventura County, California. The sales price is approximately $2.8 million and the gain on the sale is expected to be approximately $1.0 million, which the Company expects to defer for tax purposes utilizing a like-kind 1031 exchange. The sales price represents approximately $53,000 and $83,000 per acre for total acres and productive avocado acres, respectively. The property is currently in escrow and is expected to close in July 2015.

The Company has substantially completed its farm worker housing project and began renting units in May 2015, which is expected to add approximately $0.9 million of rental revenue on an annual basis. The Company anticipates the additional farm worker housing will help maintain a consistent supply of labor for its agribusiness operations.

Fiscal Year 2015 Outlook

Due to a decrease in the estimated 2015 lemon harvest compared to what was previously anticipated, the Company is decreasing the number of cartons of fresh lemons that it expects to sell in fiscal year 2015 to approximately 2.8 million cartons of fresh lemons at an average per carton price of $25.00 from its previous guidance of 3.0 million cartons of fresh lemons at an average per carton price of $24.00. Lower expected production volume is due to continued dry weather, which has hindered fruit sizing. In addition, the Company is lowering the number of pounds of avocados it expects to sell to approximately 6.5 to 7.0 million pounds of avocados at approximately $0.90 per pound, compared to the Company’s previous guidance of 6.5 to 7.5 million pounds at approximately $1.00 per pound. Estimated avocado production reflects the effects of freeze damage that occurred on one the Company’s orchards. The Company is also anticipating orange and specialty citrus and other crop revenue to be less in fiscal year 2015 compared to fiscal year 2014, mainly due to lower prices.

The Company expects to earn approximately $7.6 million to $8.1 million in operating income for fiscal year 2015 compared to previous guidance of $9.4 million to $10.2 million. Fiscal year 2015 income before tax is expected to be approximately $8.8 million to $9.3 million compared to previous guidance of $10.4 million to $11.1 million The Company expects fiscal year 2015 earnings per diluted share to be in the range of $0.36 to $0.40, compared to previous guidance of $0.42 to $0.46. Fiscal year 2015 income before tax and earnings per share guidance includes the estimated gain of approximately $1.0 million on the expected third quarter sale of the Wilson Ranch.

Until the Company has a definitive transaction for its Santa Paula Gateway project, the potential effect on its financial condition, results of operations or cash flows that would result from such a transaction will not be reflected in its outlook.

Conference Call Information

The Company will host a conference call and audio webcast on June 9, 2015, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 264-8931, and international participants should dial (913) 312-0721.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through June 23, 2015, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 9958616.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2015, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended April 30,		Six Months Ended April 30,
	2015	2014	2015	2014

Net income	$2,563,000	$2,113,000	$1,115,000	$894,000
Total interest (income) expense, net	45,000	(19,000)	57,000	(39,000)
Income taxes	1,456,000	1,145,000	701,000	428,000
Depreciation and amortization	980,000	845,000	1,969,000	1,662,000
EBITDA	$5,044,000	$4,084,000	$3,842,000	$2,945,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	April 30, 2015	October 31, 2014
Assets
Current assets:
Cash	$77,000	$92,000
Accounts receivable, net	11,738,000	7,236,000
Cultural costs	1,565,000	3,691,000
Prepaid expenses and other current assets	4,237,000	3,849,000
Income taxes receivable	442,000	1,143,000
Total current assets	18,059,000	16,011,000

Property, plant and equipment, net	117,867,000	105,433,000
Real estate development	90,892,000	88,088,000
Equity in investments	3,139,000	3,638,000
Investment in Calavo Growers, Inc.	25,325,000	24,270,000
Note receivable	2,108,000	2,084,000
Other assets	8,182,000	8,114,000
Total assets	$265,572,000	$247,638,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,047,000	$6,363,000
Growers payable	6,067,000	5,839,000
Accrued liabilities	4,619,000	7,539,000
Fair value of derivative instrument	768,000	809,000
Current portion of long-term debt	583,000	583,000
Total current liabilities	18,084,000	21,133,000
Long-term liabilities:
Long-term debt, less current portion	87,521,000	67,771,000
Deferred income taxes	22,384,000	21,792,000
Other long-term liabilities	6,024,000	6,282,000
Total liabilities	134,013,000	116,978,000
Commitments and contingencies	-	-
Series B Convertible Preferred Stock – $100 par value (50,000 shares authorized: 30,000 shares issued and outstanding at April 30, 2015 and October 31, 2014) (8.75% coupon rate)	3,000,000	3,000,000
Series B-2 Convertible Preferred Stock – $100 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2015 and October 31, 2014) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000
Stockholders’ equity:
Series A Junior Participating Preferred Stock	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
14,124,332 and 14,078,077 shares issued and outstanding at April 30, 2015 and October 31, 2014, respectively)	141,000	140,000
Additional paid-in capital	90,212,000	89,770,000
Retained earnings	22,837,000	23,308,000
Accumulated other comprehensive income	6,038,000	5,111,000
Total stockholders’ equity	119,228,000	118,329,000
Total liabilities and stockholders’ equity	$265,572,000	$247,638,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended April 30,		Six months ended April 30,
	2015	2014	2015	2014
Revenues:
Agribusiness	$26,919,000	$23,604,000	$53,802,000	$48,308,000
Rental operations	1,340,000	1,167,000	2,458,000	2,301,000
Real estate development	18,000	31,000	28,000	75,000
Total revenues	28,277,000	24,802,000	56,288,000	50,684,000
Costs and expenses:
Agribusiness	20,023,000	17,463,000	45,837,000	40,925,000
Rental operations	759,000	707,000	1,564,000	1,435,000
Real estate development	239,000	257,000	481,000	601,000
Selling, general and administrative	3,116,000	3,145,000	6,783,000	6,686,000
Total costs and expenses	24,137,000	21,572,000	54,665,000	49,647,000
Operating income	4,140,000	3,230,000	1,623,000	1,037,000
Other income (expense):
Interest (expense) income, net	(45,000)	19,000	(57,000)	39,000
Equity in (losses) earnings of investments	(97,000)	(53,000)	(12,000)	31,000
Other income, net	21,000	62,000	262,000	215,000
Total other income (expense)	(121,000)	28,000	193,000	285,000

Income before income tax provision	4,019,000	3,258,000	1,816,000	1,322,000

Income tax provision	(1,456,000)	(1,145,000)	(701,000)	(428,000)
Net income	2,563,000	2,113,000	1,115,000	894,000
Preferred dividends	(158,000)	(65,000)	(317,000)	(131,000)
Net income applicable to common stock	$2,405,000	$2,048,000	$798,000	$763,000

Basic net income per common share	$0.17	$0.15	$0.06	$0.05

Diluted net income per common share	$0.17	$0.15	$0.06	$0.05

Dividends per common share	$0.05	$0.04	$0.09	$0.08

Weighted-average common shares outstanding-basic	14,124,000	14,050,000	14,109,000	14,039,000
Weighted-average common shares outstanding-diluted	14,124,000	14,050,000	14,109,000	14,039,000